EXHIBIT 99

THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters 27700B sw parkway avenue wilsonville oregon 97070 503.685.8888 800.294.6400 www.infocus.com

Investor Relations Contacts: John V. Harker Chief Executive Officer InFocus Corporation (503) 685-8602

Mike Yonker Chief Financial Officer InFocus Corporation (503) 685-8603

InFocus® Reduces Second Quarter 2003 Estimates

WILSONVILLE, Ore., June 24, 2003 – InFocus® Corporation (Nasdaq: INFS)(OSE: IFC) today announced that revenue, margins and earnings for its second quarter ending June 30, 2003 are expected to be below previous expectations.

Revenues in the second quarter are now anticipated to be 10 to 15 percent lower than the $145.1 million in revenues recorded for the first quarter of 2003. The reduced revenues and margins are expected in turn to result in a larger net loss from operations for the second quarter than recorded in the first quarter.

As previously reported, the company expected the second quarter to be difficult due to ongoing general economic softness, the impact of geopolitical uncertainty and SARS, aggressive pricing competition due to oversupply conditions in the industry, and an anticipated mix shift towards value-priced SVGA products. During the quarter, the company continues to be affected by these various issues, which have impacted its ability to grow revenues.

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THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters 27700B sw parkway avenue wilsonville oregon 97070 503.685.8888 800.294.6400 www.infocus.com

“Going into this quarter we were cautious about the market robustness given the various economic and other uncertainties around the world,” said John V. Harker Chairman, President and CEO. “Technology spending continues to be soft in the major markets we serve globally. Normally, we see a stronger order rate in the last month of the quarter. Because sell through in the channels has been less than originally anticipated, channel inventories have remained higher than we would typically like to see this late in the quarter. Accordingly, we expect revenues to come in below previous expectations for the quarter, as we work with our channel partners to improve sell through and reduce inventory levels,” added Harker.

In addition, a new development in China is also contributing to the lower revenue levels now anticipated for the second quarter. “During the quarter, the importation of product into China by our Shanghai China operation became the subject of an investigation by Chinese authorities. In mid-May, these officials took action to effectively shut down our operation by impounding our inventories and freezing our local bank accounts resulting in lower than anticipated revenues from our China operations for the quarter. Since the investigation started, we have been working diligently with our Chinese counsel, Chinese authorities and the appropriate US government agencies in efforts to resolve this matter. Despite our efforts to date, we have not been successful in resolving this situation,” continued Harker. “We have operated and acted in what we believe to be a proper and lawful

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THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters 27700B sw parkway avenue wilsonville oregon 97070 503.685.8888 800.294.6400 www.infocus.com manner since establishing our Chinese operation in 2000. To date, no formal charges have been brought against the company, and we are cooperating fully with the ongoing investigation. While we remain hopeful the investigation will conclude soon and our current practices will be allowed to continue unchanged, it is not possible to predict how or when this matter will be resolved or the extent of its impact on our ongoing business operations in China. As a result, we are aggressively pursuing all options to resume sales of our products in this important region.”

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (800)-792-9296 (U.S. participants) or (706)-634-2419 (outside U.S. participants), or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through June 27, 2003 by calling (800) 642-1687, ID #1453465.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The

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THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters 27700B sw parkway avenue wilsonville oregon 97070 503.685.8888 800.294.6400 www.infocus.com following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact on our operations of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights. Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) (OSE: IFC), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and

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THE WORLDWIDE LEADER IN DIGITAL PROJECTION

corporate headquarters 27700B sw parkway avenue wilsonville oregon 97070 503.685.8888 800.294.6400 www.infocus.com classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines. From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions. InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

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